EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 16, 2005, with respect to the financial statements of Panacos Pharmaceuticals, Inc. included in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-123781) and related Prospectus of V. I. Technologies, Inc. for the registration of 14,717,497 shares of its common stock.

/s/ Ernst & Young LLP

McLean, Virginia

May 6, 2005